Exhibit (a)(v)

ARTICLES SUPPLEMENTARY

           PROSPECT STREET® INCOME SHARES INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "State Department") that:

          FIRST: By resolution of its Board of Directors on March 15, 2002, the Corporation, pursuant to Section 3-802(a)(2) of the Maryland General Corporation Law (the "MGCL"), elected to become subject to Section 3-803 of the MGCL, which provides for a classified board of directors of three classes each having a three year term. Notwithstanding the foregoing sentence and pursuant to the provisions of Section 3-803(f) of the MGCL, the provisions of the Corporation's Articles Supplementary effective July 20, 2001 shall govern the rights of the holders of the Corporation's preferred stock with respect to the election of directors, in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and, further, any provisions pertaining to the election of directors hereafter established in the Charter of the Corporation with respect to the issuance of senior securities, as defined in the 1940 Act, in accordance with the requirements of the 1940 Act, shall govern the rights of the holders of the senior securities.

           SECOND: By resolution of the Board of Directors on March 15, 2002, the Corporation classified its Board of Directors into three classes in accordance with Section 3-803 of the MGCL as follows: James D. Dondero shall be the initial Class I Director and shall have an initial term continuing until the annual meeting of stockholders in 2002 and until his successor is elected and qualified; Timothy K. Hui and Scott F. Kavanaugh shall be the initial Class II Directors and shall have an initial term continuing until the annual meeting of stockholders in 2003 and until their successors are elected and qualified; and Bryan A. Ward and James F. Leary shall be the initial Class III Directors and shall have an initial term continuing until the annual meeting of stockholders in 2004 and until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. The classification set forth above may be changed from time to time by vote of the Board of Directors to reflect such matters as an increase or decrease in the number of directors and so that each class, to the extent possible, will have the same number of directors.

           THIRD: By resolution of its Board of Directors and Amended and Restated By-Laws adopted by its Board of Directors on March 15, 2002, the Corporation, pursuant to Section 3-802(a)(2) of the MGCL, elected (subject to Section 3-803(f) of the MGCL) to become subject to Section 3-804(a) of the MGCL, which provides that stockholders of the Corporation may remove any director only by the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast by the stockholders generally in the election of directors and then only for cause in accordance with Section 2-406(b)(3) of the MGCL.

           FOURTH: By resolution of its Board of Directors and Amended and Restated By-Laws adopted by its Board of Directors on March 15, 2002, the Corporation, pursuant to Section 3-802(a)(2) of the MGCL, elected to become subject to Section 3-804(b) of the MGCL, which provides that the number of directors shall be fixed only by vote of the Board of Directors.

           FIFTH: By resolution of its Board of Directors and Amended and Restated By-Laws adopted by its Board of Directors on March 15, 2002, the Corporation, pursuant to Section 3-802(a)(2) of the MGCL, elected to become subject to Section 3-804(c) of the MGCL, which provides that each vacancy on the Board of Directors of the Corporation resulting from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and further that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

          SIXTH: By resolution of its Board of Directors and Amended and Restated By-Laws adopted by its Board of Directors on March 15, 2002, the Corporation, pursuant to Section 3-802(a)(2) of the MGCL, elected to become subject to Section 3-805 of the MGCL, which requires the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting in order for a special stockholder meeting to be called on stockholder request and establishes certain procedural and costs payment requirements with respect to any such special meeting.

           IN WITNESS WHEREOF, Prospect Street Income Shares Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

PROSPECT STREET INCOME SHARES INC. By: /s/ James D. Dondero James D. Dondero President

WITNESS:

/s/ R. Joseph Dougherty
R. Joseph Dougherty
Secretary